UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 11, 2009

CHINA YOUTV CORPORATION

(Exact name of registrant as specified in its charter)

Nevada

 (State or Other Jurisdiction of Incorporation)

333-130767

 (Commission File Number)

N/A

(I.R.S. Employer Identification No.)

8th floor, MeiLinDaSha, Ji 2, GongTi Road, East, Beijing, China 100027

(Address of principal executive offices, including zip code.)

(8610) 5921-2300

(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02 Departure of Directors or Certain Officers; Election of Directors;Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 8, 2009, The Board of Directors of China YouTV Corp. (the "Company") adopted the China YouTV Corp. 2009 Non-Qualified Stock Compensation Plan (the "Incentive Plan").

The purpose of the Incentive Plan is to continue to further the growth and development of the Company by affording an opportunity for stock ownership to selected employees, consultants and directors of the Company and its affiliates who are responsible for the conduct and management of its business or who are involved in endeavors significant to its success.  The Incentive Plan is also intended to (a) assist the Company in attracting new employees, consultants and directors and retaining existing employees, consultants and directors, (b) encourage growth of the Company through incentives that are consistent with the Company's goals, (c) provide incentives for individual performance and (d) promote teamwork.

Upon adoption of the Incentive Plan, The Board of Directors will administer the Incentive Plan. The Board of Directors has the full and exclusive right to grant and determine terms and conditions of all awards granted under the Incentive Plan and to prescribe, amend and rescind rules and regulations for administration of the Incentive Plan.  The Board of Directors may from time to time in its discretion determine which of the eligible employees, consultants and directors of the Company or its affiliates should receive awards, the type of awards to be granted, and, as applicable, the number of shares of common stock subject to the awards, the grant dates, the exercise or purchase price for shares subject to the awards, the vesting conditions and duration of the awards and the restrictions applicable to each grant of shares of common stock pursuant to the awards.  Each award will be evidenced by an award agreement.

The Board of Directors may grant stock options, stock appreciation rights, restricted stock, bonus stock or other stock-based awards under the Incentive Plan.  The Board of Directors has reserved a total of 15,000,000 shares of the Company's common stock for issuance under the Incentive Plan.  Shares of common stock subject to awards granted under the Incentive Plan that are cancelled, expire or are forfeited are available for re-grant under the Incentive Plan.

The Board of Directors may at any time and from time to time alter, amend, suspend or terminate the Incentive Plan or any part thereof as it may deem proper, except that no such action shall diminish or impair the rights under an award previously granted.  Unless the Company's stockholders shall have given their approval, The Board of Directors may not amend the Incentive Plan to (a) increase the maximum aggregate number of shares that may be issued under the Incentive Plan, (b) increase the maximum number of shares that may be issued under the Incentive Plan through ISOs, (c) change the class of individuals eligible to receive awards under the Incentive Plan or (d) make any other change that would require stockholder approval under any applicable law.

As of the date of this Current Report on Form 8-K, no awards have been granted under the Incentive Plan.

      The description of the Incentive Plan set forth above is qualified in its entirety by reference to the full text of Incentive Plan, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.2 and incorporated herein by reference.

              Effective as of May 5, 2009, Mr. Jie Wang resigned as a Director and President of the Company. The Board of Directors appointed Mr. John Sadowski as the President, CEO and a Director and Mr. Michael Lee as the Secretary, CFO and a Director of the Company.

John Sadowski, 75, is a graduate in Mining-Prospector courses at Hailabary School of Mines.  In August 1993 he was appointed VP Exploration and Director for Citadel Gold Mines Inc.  Citadel is a TSX listed company with past gold producing property in Wawa area.  John was directly involved in the building and operation of a mill for gold production on the Wawa property.  Since March 2006 John has been the President of Citadel Gold Mines, Inc.  John has been active in Canada, Australia, the United States and South America.  John is a prospector/bush pilot, geologist and has managed and directed a number of private and public resource operations.  John has held his prospectors license for over 25 years and was granted a permanent status by the Ministry of Mines in 2005.

Michael Lee, 57, is a professional accountant, an associate member of the Association of Chartered Certified Accountants. Michael has more than 30 years of management, accounting and auditing experience in various corporations. Michael is the Accountant of President Corporate Group since August 1st, 2007. He is responsible for the preparation of financial statements and reports and compliance with the filings to SEC. He is proficient with the US and Canadian GAAP. Prior to this, he worked as an auditor with Crown Plaza Hotel Georgia from October 1999 to January 2007.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.                                Exhibit Title

10.1                                China YouTV Corp. 2009 Stock Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China YouTV Corp.

Date: May 7, 2009	By:	/s/ Michael Lee
Michael Lee
Secretary, Chief Financial Officer and a Member of the Board of Directors